Western Digital Corporation
First Quarter Fiscal Year 2012
Conference Call Remarks
October 19, 2011

Robert Blair
Investor Relations

As I begin, I want to mention that we will be making forward-looking statements in our comments and in response to your questions concerning: industry demand in the December quarter and the industry’s ability to meet that demand; the impact of the flooding in Thailand on the industry and our business in the December quarter and beyond, including our HDD capacity, our planned operations recovery efforts and the costs and expenses incurred in connection with these efforts, and our ability to complete these recovery efforts; the expected completion and the timing of our planned acquisition of Hitachi GST; growth opportunities in the industry; our product offerings in the near-line enterprise market; OEM inventory levels; and our financial results expectations for the December quarter, including revenue, gross margin, expenses, tax rate, share count, and loss per share. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including those listed in our 10-K filed with the SEC on Aug. 12, 2011. We undertake no obligation to update our forward-looking statements to reflect new information or events, and you should not assume later in the quarter that the comments we make today are still valid.

In addition, references will be made during this call to non-GAAP financial measures. Reconciliations of the differences between the historical non-GAAP measures we provide during this call to the comparable GAAP financial measures are included in the investor information summary posted in the Investor Relations section of our Web site at www.westerndigital.com. The forward-looking guidance we provide during this call excludes acquisition-related expenses that we expect to incur in connection with and following the planned acquisition of Hitachi GST and unusual charges and expenses related to the flooding in Thailand. Because these acquisition-related and unusual expense items are not known to us at this time, we are unable to provide guidance for, or a reconciliation to, the most directly comparable GAAP financial measures. The impact of these excluded items may cause the estimated non-GAAP financial measures to differ materially from the comparable GAAP financial measures.

As a reminder, until our acquisition of HGST closes, WD and HGST remain independent companies, so we will not be taking any questions about HGST’s business or financial performance. We ask that analysts limit their comments to a single question and one follow-up question. I also want to note that copies of remarks from today’s call will be available on the Investor section of WD’s website immediately following the conclusion of this call.

John Coyne
President & Chief Executive Officer

Thank you, Bob.

Good afternoon and thank you for joining us. With me are COO Tim Leyden and CFO Wolfgang Nickl.

As you can imagine, the WD team has been consumed recently in dealing with the relentless flooding in Thailand and its significant impact on our employees, their families, and our suppliers’ as well as on the business infrastructure in the region. We are grateful that the WD employees in Thailand are safe at this time although many of their lives and homes have been disrupted and damaged.

This is a disaster of unprecedented scale, with over 317 fatalities so far reported, over 9 million people affected, 700,000 homes and 14,000 factories flooded and over 660,000 workers out of work. The overall impact to the people of Thailand is immeasurable and our hearts go out to them in these trying times.

Having addressed the safety of our people and put in place programs to continue supporting them in this crisis, we have now turned our focus and energies to maximizing our capability to meet our customers’ needs in the near term and to return our operations to normal as soon as possible. Full recovery will be a multi quarter challenge.

We believe the unconstrained HDD demand for the December quarter is flat to slightly down from September quarter ship levels. Having said that, due to the concentration of HDD supply chain factories in various industrial parks in the flooded area, it is apparent that the HDD industry will be constrained in meeting that demand. Since WD has greater direct manufacturing exposure to the flooded areas, we believe the impact on our business in the short term will be greater than to other HDD manufacturers.

In their remarks, Tim will provide a summary of how we are dealing with the operations challenges presented by the flooding and Wolfgang will provide a current quarter outlook.

Turning back to the September quarter, it materialized very much along the lines we expected. Industry shipments came in at 176 million units, just above the high end of our estimate entering the quarter. This is a record quarterly shipment level for the hard drive industry—demonstrating the value of hard drives in the overall digital universe—even in an environment of broad based low growth and global economic uncertainty.

While the industry experienced a reasonable back-to-school season contributing to record quarterly shipments, the quarter-over-quarter growth was nevertheless muted by historical standards. We believe this is a reflection of the overall macro uncertainties, the slow growth being experienced in many mature markets and the PC industry’s continued shift to a higher usage of sea freight instead of more expensive air freight, which has time-shifted typical seasonal linearity.

WD’s financial results and share growth demonstrate continued strong execution at a time when we have also been highly focused on our planned acquisition of HGST. We continue our work with the regulatory authorities around the world to obtain approval of our planned acquisition of HGST. Our integration planning activities are progressing well. Although we believe the acquisition should be cleared unconditionally, we have submitted a proposed confidential remedy to the European Commission to address issues raised in the course of its review. We now expect the European Commission to issue its decision on the transaction by November 30th. We anticipate the other agencies reviewing our transaction will make their final determination within a similar timeframe. Therefore we are maintaining our target for closing the HGST acquisition by the end of the calendar year.

Our analysis of the tremendous underlying long-term need for cost effective mass storage in both developed and developing regions of the world underpins our continued enthusiasm for this business. We believe our model of providing high quality product with speed, flexibility and low cost structure is a path to long-term success and shareholder value creation in this dynamic market.

While the flooding in Thailand presents us with a series of daunting challenges during the next several quarters, I am highly confident in the abilities of the dedicated WD team, with its strong execution skills, to complete our operations recovery effectively and efficiently. This is a short term challenge, in what we continue to believe is a great long-term opportunity for continued profitable growth at WD.

Before turning the call over to Tim for his operations review, I want to pay tribute to the WD team for their heroic efforts in dealing with this adversity. A company leader could not ask for a greater effort and commitment than we have seen from this team.

Tim Leyden
Chief Operating Officer

Thank you John.

Firstly, I will cover our fiscal Q1 performance and then give a status update on the impact of the Thailand flooding on our business.

WD shipped 57.8 million units in the September quarter, up 7.4 percent sequentially and 14.0 percent from the year-ago period, as we stayed focused on executing well in our core businesses, where our value proposition continues to resonate with our customer base. Higher volumes, favorable mix, pass through to customers of a portion of our rare earth material cost increases and minimal price declines delivered revenue growth of 12.1 percent quarter-on-quarter and 12.4 percent year-on-year. Gross margins improved by 60 basis points to 20.1 percent.

Price declines for the quarter were at a minimal level and were less than the seasonal norm, product mix was favorable, effective cost management and improved utilization enabled us to come in at the upper end of our implied gross margin guidance.

Revenues totaled $2.7 billion, net income was $239 million and cash flow from operations declined sequentially from $447 million to $352 million as we invested funds in working capital to establish a solid entry foundation for the December quarter.

Now, turning to market segment performance, in the compute space, industry shipments increased to 119 million from 118 million in the June quarter, and were up from 115 million in the year-ago quarter.  WD shipped 41.2 million units into the compute space in the September quarter compared to 39.2 million units in the June quarter and 37.5 million units in the year-ago quarter, and we grew market share by approximately 30 basis points sequentially and 190 basis points year-on-year. Consumer activity was stronger although this seasonal uplift was more muted than we have seen historically in a typical fiscal Q1.

The near-line enterprise market was up sequentially from 6.4 to 6.8 million units, and up from 5.8 million units year-on-year. This market continues to benefit from the momentum of cloud computing. The traditional enterprise market – at 7.9 million units – was down from 8.3 million units in the June quarter and was up year-on-year from 7.2 million units. WD shipped 2.4 million units into the combined Enterprise markets in the September quarter, down from approximately 2.5 million in the June quarter and up from 2.3 million units in the year-ago quarter. We remain on plan to bring our third generation 2.5-inch SAS product to market within the calendar year.

HDD manufacturers’ shipments in the branded product segment came in at 14.4 million units, up from 12 million units in the June quarter and up from 11.6 million units in the year-ago quarter, as the sequential demand increase followed typical seasonal patterns. Year-on-year unit growth in this segment was strong at 24.1 percent. WD shipped 7.1 million units into this market in the September quarter up from 5.7 million units in both the June and year-ago quarters. WD’s strong brand equity and broad product line enabled us to recover some of the market share position that we had lost due to supply constraints in the aftermath of the Japanese earthquake.

In the DVR market segment, shipments were an estimated 14.1 million units, down sequentially from 14.4 million in the June quarter and up from 13.2 million in the year-ago quarter. WD shipped 7.2 million units into this market in the September quarter, up from 6.5 million in the June quarter and up from 5.2 million in the year-ago quarter. Our performance in this segment reflects strong customer preference for WD’s appealing product line-up.

The remaining balance of the industry shipments is represented by gaming, automotive and 1.8-inch drives.

Inventories in the HDD supply chain exiting the quarter were below historical run-rate levels in each segment.

Now turning to the December quarter, we believe that the unconstrained HDD market TAM will be around 170 million units. We also believe that the industry will be supply constrained due to the flooding in Thailand and the concentration of HDD suppliers and factories in various industrial estates in the flooded and flood threatened areas.

I will now address the specific impact of the flooding on our business. We suspended production in all of our Thailand facilities from the beginning of last week, in order to protect our personnel and to move as much equipment as possible to locations less likely to incur water damage. At this point, we are thankful that all our employees are safe, and we moved much of the equipment which had been situated on the ground floors to higher floors.

Despite the heroic efforts of our team, over the past weekend rising water which had first penetrated the Bang Pa-in Industrial Park flood defenses, inundated the company’s manufacturing facilities there and submerged the remaining equipment on the ground floors. At the other company manufacturing location in Thailand, Navanakorn Industrial Park, the park flood defenses were breached on Monday morning local time and water began to flow into our buildings late on Tuesday night.

The flooded buildings in Thailand include our HDD assembly, test and slider facilities where a substantial majority of our slider fabrication capacity resides. In parallel with the internal slider shortages resulting from the above disruption, we are also experiencing other shortages on component parts from vendors located in several Thai industrial parks that have already been inundated by the floods, or have been affected by protective plant shutdowns. We are evaluating the situation on a continuous basis, but in order to get these facilities back up and running, we need the water level to stabilize, after which point it will take some period of time for the floods to recede. We are assessing our options so that we can safely begin working to accelerate the water removal and either extract and transfer the equipment to clean-rooms in other locations or prepare it for operation on-site. As a result of these activities, at this point in time, we estimate that our regular capacity and possibly our suppliers capacity will be significantly constrained for several quarters.

We are working with our suppliers to effect the recovery of their supply chain and to ramp existing capacity in other locations.

We are proceeding with all possible haste and ingenuity to address the situation because we are mindful of the impact on our employees, customers, suppliers, shareholders and the communities in which we operate. We are also pursuing all possible options to maximize our Malaysian facility’s throughput.

I will now turn the call over to Wolfgang Nickl for a review of our Q1 financial performance and our outlook for the second quarter of fiscal 2012.

Wolfgang Nickl
Senior VP Finance &
Chief Financial Officer

Thank you, Tim.

As a reminder, a summary of historical financial information has been posted to the Investor Relations section of our website. In my remarks, I will first summarize our financial performance for last quarter, and then I will provide a range of expected financial results for the December quarter.

For the September quarter, revenue was $2.7 billion, up 12 percent from the prior year and the June quarter.

Hard drive average selling price was approximately $46 per unit, flat with the year-ago quarter, and up $2 from the June quarter.

Revenue from sales of our branded products was $489 million, up 15 percent from the year-ago quarter due to continued strong customer preference for the WD brand. Branded products revenue was up 28 percent from the June quarter.

There were no customers that comprised 10 percent or more of our total revenue.

Demand in Asia remained strong at 59 percent of revenue, up from 54 percent in the prior year and down slightly from 60 percent in the June quarter. Europe came in at 22 percent of revenue, down slightly from 23 percent in the prior year, but up from the 20 percent reported in the June quarter. Americas at 19 percent of revenue, was down from both last year’s 23 percent and June’s 20 percent.

OEM sales represented 53 percent of revenue, up from 50 percent in the prior year. The OEM sales percentage was down slightly from June’s 55 percent. Retail sales as a percent of revenue were 18 percent, flat to the prior year, but seasonally up from June’s 16 percent.

Our gross margin for the quarter was 20.1 percent, up from 18.2 percent in the year-ago quarter and 19.5 percent in the June quarter. The quarter-over-quarter increase in gross margin is a function of an improved business segment and product mix. Overall, like-for-like costs increased slightly as higher costs of rare earth materials were not fully offset by savings in other areas. As outlined during our last investor call, we implemented a series of offsetting measures, including significantly increasing our use of ocean shipments, before passing along a portion of these cost increases to our customers. Ultimately, this contributed to relatively flat like-for-like pricing between the June and September quarters. While we have achieved the gross margin level that was implied in our guidance, it is important to point out that we are still operating below the midpoint of our target business model.

R&D and SG&A spending totaled $282 million in the September quarter as compared to $226 million and $297 million in the year-ago and June quarters, respectively. The September quarter included $18 million for acquisition-related expenses and unrelated litigation accruals, whereas the June quarter included a combined $32 million for these items. Excluding these items, R&D and SG&A would have totaled $264 million, or 9.8 percent of revenue in the September quarter, versus $226 million, or 9.4 percent of revenue, in the year-ago quarter and $265 million, or 11.0 percent of revenue, in the June quarter. The quarter-over-quarter increase is primarily a function of increased investments in product portfolio expansion and technology development.

Net interest and other non-operating expense was $1 million, including $3 million of commitment fees on the credit facility related to the pending acquisition of Hitachi’s drive business. Excluding these fees, net interest and other non-operating income would have been $2 million.

Tax expense for the September quarter was $19 million, or 7.4 percent of pre-tax income. This includes a $2 million favorable adjustment to tax accruals for settlement of IRS claims related to Komag, the magnetic media company we acquired in September of 2007.

Our net income for the September quarter totaled $239 million, or $1.01 per share, as compared to $197 million, or $0.84 per share, for the year-ago quarter and $158 million, or $0.67 per share, in the June quarter. The September quarter included $21 million for acquisition-related operating expenses and bank commitment fees, and unrelated litigation accruals, whereas the June quarter included a combined $35 million for these items. Excluding these items, non-GAAP net income for the September quarter totaled $260 million, or $1.10 per share, as compared to $197 million, or $0.84 per share, in the year-ago quarter and $193 million, or $0.81 per share, in the June quarter.

Turning to the balance sheet, our cash conversion cycle for the September quarter was 1 day. This consisted of 46 days of receivables, 27 days of inventory or 13 turns, and 72 days of payables. We generated $352 million in cash from operations during the September quarter, and our free cash flow totaled $218 million, reflecting strong sales linearity and tight asset management. We made a conscious decision to increase ocean shipments as an offset to the cost increases we are experiencing for rare earth materials. This is reflected in an increase of our finished goods inventory by $58 million.

Capital expenditures for the September quarter totaled $134 million. Depreciation and amortization expense for the first quarter totaled $158 million.

We made a $31 million debt repayment during the September quarter, and thereby reduced our debt balance to $263 million.

We exited fiscal Q1 with cash and cash equivalents of $3.7 billion, an increase of $185 million from the June quarter. Approximately $3.0 billion of our ending cash balance was off-shore.

Let me now provide some context for our guidance for the December quarter.

From a market perspective:

•	We believe that starting inventory in the distribution and retail channels was very lean and we believe there were no further increases of the inventory levels that our OEM customers hold.

•	We estimate that approximately 40 percent of all drives in the industry are produced in Thailand, with WD being overweight at approximately 60 percent.

With respect to our specific situation, there are a number of significant factors that are impacting our guidance and that will influence our financial performance in the December quarter:

•	We have shut down our Thailand factories and are at this point not in a position to establish when they will recommence operations. Furthermore, some of our key suppliers have ceased production as well and are significantly impacted. We are working diligently with them, but at this point in time we do not yet fully understand the timeline for their full recovery. Both of these conditions will likely continue into the March quarter and possibly beyond.

•	Cost will be impacted negatively by the significant under absorption of our assets and infrastructure.

•	We also expect to incur additional costs in restoring supply.

•	We will also forgo planned ocean savings in favor of air freight in order to increase immediate availability for our customers.

•	On the OPEX side we will continue to invest in growth areas such as our Enterprise, SSD and Branded Products businesses.

•	We will continue to see acquisition related expenditures during the quarter.

•	We expect to incur unusual charges and expenses related to the impact of the flooding on our operations, including items such as fixed asset impairments, inventory write-downs, charges related to cancelation of purchase orders for excess materials, service charges for reclaim and recovery work and foreign currency losses to settle forward exchange contracts that exceed our current requirements.

With this in mind, our guidance for the December quarter is as follows. This guidance does not include acquisition-related expenses and the unusual charges and expenses that I just referred to. Further, this guidance reflects our current assessment of the Thailand situation and, as we have said, that situation and our understanding of its impact on our business continues to evolve.

We expect hard drive shipments of between 22 and 26 million units.

We expect revenue to be in the range of $1.050 billion to $1.250 billion.

R&D and SG&A spending will be approximately $230 million, excluding acquisition-related expenses and unusual charges.

We expect tax expense of approximately $10 million.

We anticipate our share count to be approximately 234 million.

Accordingly, we estimate a non-GAAP loss per share of between $1.10 and $1.50 for the December quarter, which excludes acquisition-related expenses and the unusual charges and expenses related to the flooding in Thailand.

Operator, we are now ready to open the call for questions.

CLOSING REMARKS:
John Coyne: Thank you all very much for tuning into the call today. As you can imagine, we will be highly focused in the weeks and months ahead to ensure the continued well being of our employees and to complete our business recovery from this significant but temporary setback, and we will keep you informed of our progress. Thank you.